EXHIBIT 2

                                                                  [EMBRAER LOGO]


                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S/A

                                   RESOLUTIONS

We hereby announce that the Board of Directors of Embraer - Empresa Brasileira de Aeronautica S/A, in a meeting held on this date, approved the following matters:

    1) Elected as Chairman and Deputy Chairman of the Board of Directors, Luiz Carlos Siqueira Aguiar and Vitor Sarquis Hallack, respectively.

    2) Re-elected the Management, pursuant to clause III of article 20 of the Company's Bylaws, for the period starting May 1, 2004 through April 30, 2007. The Board of Directors re-elected: as President & CEO, Mauricio Novis Botelho, Brazilian, married, engineer; as Executive Vice-President Corporate & CFO Antonio Luiz Pizarro Manso, Brazilian, married, engineer; as Executive Vice-Presidents Satoshi Yokota, Brazilian, married, engineer; Frederico Pinheiro Fleury Curado, Brazilian, married, engineer; Horacio Aragones Forjaz, Brazilian, divorced, engineer; Romualdo Monteiro de Barros, Brazilian, married, engineer; and as Vice-President Carlos Rocha Villela, Brazilian, married, lawyer.

    3) Pursuant to the terms of the clause IV of article 20 of the Company's Bylaws, the Board of Directors proceeded to assign functions to the President and Vice-Presidents as follows: to the President & CEO, Mauricio Novis Botelho, the statutory attributions; to Antonio Luiz Pizarro Manso, the attributions of Executive Vice-President Corporate & CFO; to Satoshi Yokota, the attributions of Executive Vice-President Industrial Development; to Frederico Pinheiro Fleury Curado, the attributions of Executive Vice-President Civil Aircraft; to Horacio Aragones Forjaz, the attributions of Executive Vice-President Corporate Communication; to Romualdo Monteiro de Barros, the attributions of Executive Vice-President Defense Market; and to Carlos Rocha Villela, the attributions of Vice-President and General Counsel.


Sao Jose dos Campos, April 26, 2004.


Antonio Luiz Pizarro Manso
Executive Vice President Corporate & CFO.